Breitburn Energy Partners Closes

$1 Billion Strategic Investment by EIG Global Energy Partners

LOS ANGELES, April 8, 2015 – Breitburn Energy Partners LP (NASDAQ:BBEP) today announced that it closed the previously announced private offerings of $350 million of Series B perpetual convertible preferred units and $650 million of senior secured notes (Senior Notes) to investment funds managed by EIG, and other purchasers. In addition, Breitburn announced that it has amended its credit facility to allow for the issuance of the Senior Notes and to establish a revised borrowing base of $1.8 billion through April 2016, subject to limited exceptions.

Breitburn expects to use the net proceeds of approximately $930 million from the private offerings to repay borrowings under its credit facility, resulting in net borrowings, at closing, of approximately $1.29 billion.

About Breitburn Energy Partners LP

Breitburn Energy Partners LP is a publicly traded independent oil and gas master limited partnership focused on the acquisition, development, and production of oil and gas properties throughout the United States. Breitburn’s producing and non-producing crude oil and natural gas reserves are located in the following seven producing areas: Ark-La-Tex, Michigan/Indiana/Kentucky, the Permian Basin, the Mid-Continent, the Rockies, Florida, and California. See www.breitburn.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Breitburn expects, believes or anticipates will or may occur in the future are forward-looking statements. Our forward-looking statements are based on certain assumptions made by Breitburn based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict, including those which are set forth under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, and if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

Contacts:

Antonio D’Amico

Vice President, Investor Relations & Government Affairs

or

Jessica Tang

Investor Relations Manager

(213) 225-0390

BBEP-IR

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